Exhibit 10.11

SUMMARY OF CONSULTING AGREEMENT

On Feb 15, 2021 (the “Effective Date”), BioCardia, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Dr. Eric Duckers, former Chief Medical Officer of the Company. Dr. Duckers resigned as Chief Medical Officer of the Company, effective as of February 15th, 2021.

Pursuant to the terms of the Consulting Agreement, Dr. Duckers will serve as an advisor to the executive steering committee of the CardiAMP Heart Failure clinical study on an as-needed and ongoing basis and will be paid $400 per hour.

Either Dr. Duckers or the Company may terminate the Consulting Agreement at any time and for any reason upon thirty days advance written notice. Upon such termination, Dr. Duckers will be paid for services actually rendered and will not be entitled to any additional compensation.

Dr. Ducker’s outstanding equity awards ceased vesting as of the Effective Date, and he will be able to exercise any outstanding equity awards for a period of ninety (90) days following the Effective Date.